EXHIBIT 99.1



Gasco
------
Energy


For Release at 8:00 AM EST on Monday, January 11, 2010

         Gasco Energy Provides Fourth Quarter 2009 Operations Update and
                         Secures New California Farmout

DENVER - (PR Newswire) - January 11, 2010 - Gasco Energy, Inc. (NYSE Amex: GSX) today provided an interim operations update on its Riverbend Project in Utah's Uinta Basin and for its California projects.

Riverbend Project Fourth Quarter Operations Update

Quarterly and Annual Production
Estimated cumulative net production for the quarter-ended December 31, 2009 was 998 million cubic feet equivalent (MMcfe), as compared to 1,228 MMcfe in the year-ago period, an 18.7% decrease. Estimated cumulative net production for the year-ended December 31, 2009 was 4,614 MMcfe, a decrease of 4.6% as compared to full-year 2008 net production of 4,838 MMcfe. Included in the full-year 2009 equivalent calculation is 43,628 barrels of liquid hydrocarbons, a 2.6% increase over 2008 liquids volumes of 42,545 barrels. Net production changes are attributed to normal production declines in existing wells which are partially offset by the completion of new wells and completion of back-logged wells.

During the quarter, Gasco conducted initial completion operations on two Upper Mancos wells, but did not spud any new wells, and did not re-enter any behind-pipe pay zones. The Company continued to perform workover operations on certain Green River Formation oil wells to enhance oil production during the improved crude oil prices received during the quarter.

At December 31, 2009, Gasco operated 130 gross wells. The Company currently has an inventory of 34 operated wells with up-hole recompletions and has two Upper Mancos wells awaiting initial completion activities. Gasco began initial operations on two Upper Mancos wells in December. Completion and recompletion operations are temporarily suspended due to the extreme cold weather conditions experienced in the field. The Company anticipates returning completion equipment to the well sites within the next several weeks once temperatures moderate.

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                                 Gasco Energy Net Production Detail
-------------------------------- ------------------------- ------------ ---------------------------- -----------
                                       Three-months                                Year-
                                          Ended                                    Ended
-------------------------------- ------------------------- ------------ ---------------------------- -----------
                                   Dec. 31,     Dec. 31,      %           Dec. 31,        Dec. 31,        %
                                     2009*        2008      Change          2009*          2008         Change
-------------------------------- ------------ ------------ ------------ --------------- ------------ -----------
Natural Gas / MMcf                   941         1,166       (19.3%)        4,353          4,583       (5.0%)
-------------------------------- ------------ ------------ ------------ --------------- ------------ -----------
Oil / MBbls                          9.5         10.4        (8.7%)          43.6          42.5         2.6%
-------------------------------- ------------ ------------ ------------ --------------- ------------ -----------
Natural Gas Equivalents / MMcfe      998         1,228       (18.7%)        4,614          4,838       (4.6%)
-------------------------------- ------------ ------------ ------------ --------------- ------------ -----------
*Includes preliminary production estimates for the fourth quarter of 2009


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California Update

New Farmout Secured for Willow Springs Prospect
In the Willow Springs Prospect located in Kern County, Calif., Gasco has entered into a farmout agreement with a large exploration and production company with a considerable California operations presence. In the terms of the farmout, Gasco was paid a prospect fee and will be carried for a 20% working interest on the initial well while turning over operations on the Willow Springs Prospect to the partner. The operator has an option to drill a second well in which Gasco will be carried for a 20% working interest.

Gasco currently has entered into agreements and received prospect fees and carried working interests on three of its California prospects: Southwest Cymric, Northwest McKittrick and Willow Springs.

Southwest Cymric
In the Southwest Cymric Prospect in the San Joaquin Basin of Southern California, exploratory drilling commenced in the fourth quarter of 2009. In mid-December, the Company reached total depth of 2,400 feet on the Twisselman #11 well (non-operated / 33.3% carried working interest), which was drilled to test the productive potential of the Reef Ridge diatomite at the top of the Monterey Formation and the Tulare Formation sands. The well encountered oil shows, but not in quantities deemed economic to produce and the well was plugged and abandoned. Gasco did not incur any exploration expense or dry hole costs on this well. The 2-D defined Twisselman #11 well tested and confirmed the hanging block of the Southwest Cymric structure. A separate footwall (subthrust) block remains to be tested. Gasco and the operator are currently in discussions on how best to proceed at Southwest Cymric. The operator has approximately 150 days to propose another test well in which Gasco will be carried for its 33.3% working interest.

Management Comment
Mark Erickson, Gasco's President and CEO said: "Strong seasonal gas prices in the Rockies make for compelling Mancos completion economics. We have two completions in process in an effort to capture flush gas production given the current prices received. Cold weather has created some operational difficulties which are typical of this time of year and we expect to finish completing the wells as soon as possible.

"In entering into the farmout agreement with a very experienced operator, we are exposing our shareholders to another carried working interest with oil exploration upside. Our California projects should see continued activity during 2010 given the commodity price environment. The Southwest Cymric exploratory test, while not productive, did provide valuable geologic data and confirmed a previously untested structure. These are low-cost shallow wells that can yield nice returns on invested capital if we are successful. We don't believe that the results of this well have any impact on the potential success of our other California prospects as those prospects are targeting geologically distinct structures and formations."

2009 Financial and Operating Results
Gasco expects to announce its 2009 financial and operating results on March 3, 2010. The Company will schedule a conference call to discuss the results on March 4, 2010, the details of which will be announced at a later date.

About Gasco Energy
Denver-based Gasco Energy, Inc. is natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region. Gasco's principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases. Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations. To learn more, visit http://www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

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Forward-looking Statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those Gasco expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; fluctuations in natural gas and oil prices; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; our ability to manage interest rate and commodity price exposure; changes in the Company's borrowing arrangements; the condition of credit and capital markets in the United States; and other risks described under "Risk Factors" in Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 4, 2009 and under "Risk Factors" in Item 1A of the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009 filed with the SEC on August 4, 2009.

Any of these factors could cause our actual results to differ materially from the results implied by these or any other forward-looking statements made by us or on our behalf. We cannot assure you that our future results will meet our expectations. When you consider these forward-looking statements, you should keep in mind these factors. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by these factors. Our forward-looking statements speak only as of the date made. The Company assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.


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